Exhibit 99.1

Century Reports 2011 Financial Results

MONTEREY, CA. February 23, 2012 -- Century Aluminum Company
(NASDAQ:CENX) reported a net loss of $31.1 million ($0.35 per basic and diluted common share) for the fourth quarter of 2011.  Financial results were positively impacted by an unrealized gain on forward contracts of $2.4 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included a $6.3 million charge for lower of cost or market inventory adjustments.

For the fourth quarter of 2010, the company reported net income of $65.3 million ($0.65 per basic and $0.64 per diluted common share).  Financial results were negatively impacted by an unrealized loss on forward contracts of $5.6 million primarily related to the mark to market of aluminum price protection options and by a contractual termination pension benefit charge of $4.6 million due to the continued curtailment of the Ravenswood facility.  Changes to the Century of West Virginia retiree medical benefits program increased quarterly results by $56.7 million with an associated discrete tax benefit of $2.0 million.  Cost of sales for the quarter included a $15.9 million net after-tax charge for the portion of power costs at Hawesville paid by the previous power supplier per the terms of the power agreements.

For 2011, the company reported net income of $11.3 million ($0.11 per basic and diluted common share).  Financial results were negatively impacted by a $7.7 million charge in the second quarter related to the contractual impact of changes in the company's Board of Directors and the executive management team, a charge of $2.9 million related to an insurance receivable, and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased results by $18.3 million with an associated discrete tax benefit of $4.2 million.  An unrealized gain on forward contracts, primarily related to the mark to market of aluminum price protection options, positively impacted results by $0.8 million.  Cost of sales included an $8.6 million charge related to the restart of a curtailed potline at the Hawesville, KY smelter, and a $19.8 million charge for lower of cost or market inventory adjustments.

For 2010, the company reported net income of $60.0 million ($0.59 per basic and diluted common share).  Financial results were negatively impacted by an unrealized loss on forward contracts of $10.0 million primarily related to the mark to market of aluminum price protection options and by a contractual termination pension benefit charge of $4.6 million due to the continued curtailment of the Ravenswood facility.  Changes to the Century of West Virginia retiree medical benefits program increased results by $56.7 million with an associated discrete tax benefit of $2.0 million.  Tax benefits related to the release of tax reserves no longer required positively impacted results by $2.1 million.  Cost of sales included a $63.2 million net after-tax charge for the portion of power costs at Hawesville paid by the previous power supplier per the terms of the power agreements.

Sales for the fourth quarter of 2011 were $318.2 million compared with $316.9 million for the fourth quarter of 2010.  Shipments of primary aluminum for the 2011 fourth quarter were 155,649 tonnes compared with 148,923 tonnes shipped in the year-ago quarter.  Sales for 2011 were $1,356 million compared with $1,169 million for 2010, and total 2011 primary aluminum shipments of 602,142 tonnes compared with 585,395 tonnes shipped in 2010.

“We continue to see generally favorable conditions in our markets,” commented Michael Bless, President and Chief Executive Officer.  “Trends in end customer demand remain good across a range of key segments.  In the U.S., physical premiums remain supportive and interest in higher margin specialty products continues to be strong.  The increase in large-user power costs, pervasive across developed economies, is a serious ongoing challenge which is threatening the long-term competitiveness of what would otherwise be very good businesses.  We are spending considerable effort to address this challenge to our U.S. smelters. Broader market conditions remain volatile, and will continue to be sensitive to, amongst other developments, the environment in the Eurozone and in the Chinese economy.  With this background, we plan to invest in 2012 in growing and improving our businesses, while continuing to prepare for reasonable contingencies.

“We are pleased with the Company’s recent performance,” continued Bless.  “Though we always expect continuing improvement, safety trends have been gratifying these last few months; the Board and I would like to acknowledge the efforts of all employees toward this, our first priority.  As forecast, Hawesville returned to near full production by year-end.  Key performance indicators have continued to improve, conversion costs have fallen, metal quality has improved and fourth quarter production was up 12 percent versus the third quarter.  Across our businesses, we have begun to see some abatement in the recent significant increases in raw material costs.  In Iceland, Grundartangi had an excellent quarter, and has fully recovered from the temporary instability caused by the power interruption in early January.  In late December, we received the ruling related to the arbitration with one of the power suppliers for the new plant at Helguvik.  The ruling was generally favorable to Nordural and we are now in discussions with both power suppliers aimed at reaching, over the next several months, final agreements which will allow us to recommence major project activity.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, Calif.  More information can be found at www.centuryaluminum.com.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today.  To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Lindsey Berryhill (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release and comments made by Century management on the quarterly conference call contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements, including, without limitation, declines in aluminum prices or increases in our operating costs; deterioration of global or local financial and economic conditions; additional delays in the completion of our Helguvik, Iceland smelter, including our ability to secure a reliable power supply and our ability to successfully manage and/or improve performance at each of our operating smelters.  Forward-looking statements in this press release include, without limitation, statements regarding future market and economic conditions, including the continuance of demand, pricing and cost trends in the aluminum market; our plans to invest in and grow our business in 2012; and our ability reach final agreements with the power suppliers to our Helguvik, Iceland smelter and recommence major project activity. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
NET SALES
Third-party customers	$193,992	$205,547	$791,993	$755,863
Related parties	124,172	111,304	564,431	413,408
	318,164	316,851	1,356,424	1,169,271

COST OF GOODS SOLD	331,796	275,716	1,266,902	1,056,875

GROSS PROFIT (LOSS)	(13,632)	41,135	89,522	112,396

OTHER OPERATING EXPENSES (INCOME) – NET	4,624	(49,591)	(3,806)	(37,386)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,916	11,101	46,032	46,802

OPERATING INCOME (LOSS)	(27,172)	79,625	47,296	102,980

INTEREST EXPENSE – THIRD PARTY – NET	(5,934)	(6,171)	(24,791)	(25,010)
INTEREST INCOME – RELATED PARTY	61	115	303	448
NET GAIN (LOSS) ON FORWARD CONTRACTS	3,067	(5,681)	804	(10,495)
OTHER INCOME (EXPENSE) - NET	225	(598)	(1,373)	(377)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(29,753)	67,290	22,239	67,546

INCOME TAX EXPENSE	(2,213)	(2,803)	(14,359)	(11,133)

INCOME (LOSS) BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	(31,966)	64,487	7,880	56,413

EQUITY IN EARNINGS OF JOINT VENTURES	859	793	3,445	3,558

NET INCOME (LOSS)	$(31,107)	$65,280	$11,325	$59,971

Net Income (Loss) Allocated to Common Shareholders	$(31,107)	$59,939	$10,404	$55,046

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.35)	$0.65	$0.11	$0.59
Diluted	$(0.35)	$0.64	$0.11	$0.59

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	89,352	92,742	91,854	92,676
Diluted	89,352	93,414	92,257	92,302

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$183,401	$304,296
Restricted cash	-	3,673
Accounts receivable - net	47,647	43,903
Due from affiliates	44,665	51,006
Inventories	171,961	155,908
Prepaid and other current assets	40,646	18,292
Total current assets	488,320	577,078
Property, plant and equipment – net	1,218,225	1,256,970
Due from affiliates – less current portion	-	6,054
Other assets	104,549	82,954
Total	$1,811,094	$1,923,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$86,172	$88,004
Due to affiliates	41,904	45,381
Accrued and other current liabilities	40,776	41,495
Accrued employee benefits costs – current portion	16,698	26,682
Convertible senior notes	-	45,483
Industrial revenue bonds	7,815	7,815
Total current liabilities	193,365	254,860

Senior notes payable	249,512	248,530
Accrued pension benefits costs – less current portion	70,899	37,795
Accrued postretirement benefits costs – less current portion	128,078	103,744
Other liabilities	40,005	37,612
Deferred taxes	90,958	85,999
Total noncurrent liabilities	579,452	513,680

Shareholders’ Equity:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,718 and 82,515 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,230,848 issued and 88,844,327 outstanding as of December 31, 2011; 92,771,864 shares issued and outstanding as of December 31, 2010)	932	928
Additional paid-in capital	2,506,842	2,503,907
Treasury stock, at cost	(45,891)	-
Accumulated other comprehensive loss	(134,588)	(49,976)
Accumulated deficit	(1,289,019)	(1,300,344)
Total shareholders’ equity	1,038,277	1,154,516
Total	$1,811,094	$1,923,056

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,325	$59,971
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized net (gain) loss on forward contracts	(750)	10,030
Realized benefit of contractual receivable	-	55,703
Accrued and other plant curtailment costs – net	(13,928)	(56,010)
Lower of cost or market inventory adjustment	19,766	(426)
Depreciation and amortization	62,194	63,550
Debt discount amortization	1,857	3,150
Deferred income taxes	2,494	15,552
Pension and other postretirement benefits	(28,757)	14,578
Stock-based compensation	2,856	1,905
Non-cash loss on early extinguishment of debt	763	-
Non-cash contingent obligation	-	13,091
Undistributed earnings of joint ventures	(3,445)	(3,558)
Change in operating assets and liabilities:
Accounts receivable – net	(3,744)	(6,197)
Due from affiliates	10,694	(38,191)
Inventories	(35,819)	(24,009)
Prepaid and other current assets	(20,791)	13,412
Accounts payable, trade	(904)	11,674
Due to affiliates	(3,477)	12,685
Accrued and other current liabilities	425	(1,758)
Other – net	(3,695)	(13,642)
Net cash provided by (used in) operating activities	(2,936)	131,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(20,100)	(12,241)
Nordural expansion	(12,882)	(19,227)
Investments in and advances to joint ventures	(113)	(32)
Payment received on advances from joint ventures	3,056	-
Proceeds from sale of property, plant and equipment	1,471	823
Restricted and other cash deposits	3,673	5,206
Net cash used in investing activities	(24,895)	(25,471)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(47,067)	-
Repayment of contingent obligation	(189)	-
Borrowing under revolving credit facility	15,900	-
Repayment under revolving credit facility	(15,900)	-
Repurchase of common stock	(45,891)	-
Issuance of common stock – net	83	23
Net cash provided by (used in) financing activities	(93,064)	23

CHANGE IN CASH AND CASH EQUIVALENTS	(120,895)	106,062

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	304,296	198,234

CASH AND CASH EQUIVALENTS, END OF YEAR	$183,401	$304,296

Century Aluminum Company
Selected Operating Data
 (Unaudited)

SHIPMENTS – PRIMARY ALUMINUM

	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2011
4th Quarter	87,665	193,269	$1.06	67,984	149,877	$112,411
3rd Quarter	82,236	181,299	1.19	68,596	151,229	129,369
2nd Quarter	84,509	186,310	1.26	66,974	147,652	132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432	117,658
Total	334,889	738,304	$1.17	267,253	589,190	$491,551

2010
4th Quarter	83,073	183,145	$1.10	65,850	145,172	$114,513
3rd Quarter	81,693	180,102	0.99	65,523	144,454	100,231
2nd Quarter	76,521	168,700	1.04	68,058	150,043	112,523
1st Quarter	76,653	168,990	1.04	68,024	149,968	109,659
Total	317,940	700,937	$1.04	267,455	589,637	$436,926

(1) Does not include Toll shipments from Nordural Grundartangi